CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the Resource Real Estate Diversified Income Fund and to the use of our report dated November 29, 2016 on the financial statements and financial highlights of Resource Real Estate Diversified Income Fund. Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
August 29, 2017